Exhibit 99.1

To:          Directors and Section 16 Officers

From:     Bronwen Mantlo

Re:          Notice of Potential Special Trading Blackout in Connection with Elanco Exchange Offer

Date:      February 11, 2019

This notice of a potential special trading blackout (the “Special Blackout”) applicable to Eli Lilly and Company (“Lilly”) securities is being provided as required by federal law in connection with Lilly’s offer (the “Exchange Offer”) to exchange up to 293,290,000 shares of common stock of Elanco Animal Health Incorporated (“Elanco Shares”) for shares of Lilly common stock (“Lilly Shares”) pursuant to the Prospectus dated February 8, 2019 (the “Prospectus”).

This notice is being provided in order to notify you that directors of Lilly and officers of Lilly who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, may be prohibited, from March 7, 2019 at the close of regular trading on the New York Stock Exchange (typically 4:00 p.m. New York City time), through the week of March 13, 2019, from purchasing, selling or otherwise acquiring or transferring Lilly Shares or derivative securities with respect to Lilly Shares that you acquired in connection with your service or employment as a director or officer of Lilly (or any successor or subsidiary corporation). It is possible that the Special Blackout may be extended beyond that period. You will be notified of any changes in these dates. The Special Blackout will be imposed if 50% or more of the participants or beneficiaries located in the United States, its territories and possessions under the individual account plans maintained by Lilly, including the Lilly Employee 401(k) Plan and the Savings Plan for Lilly Affiliate Employees in Puerto Rico (collectively, the “Plans”), direct the trustee for the relevant Plan (or its designated agent) to exchange in the Exchange Offer some or all of the Lilly Shares held in eligible Lilly common stock funds (the “Lilly Stock Funds”) attributable to their Plan accounts.

The Special Blackout may be imposed because, in connection with administering the Exchange Offer, the third-party administrator of the Plans (or its designated agent) will impose restrictions on certain transactions involving exchanging participants’ accounts and the Lilly Stock Funds for more than three consecutive business days. During that time, exchanging participants will be unable to transfer their account balances out of the Lilly Stock Funds, obtain any distributions, obtain withdrawals of accounts balances invested in the Lilly Stock Funds or obtain loans from the Lilly Stock Funds.

With certain exceptions, applicable federal law and regulations require the imposition of a blackout on directors and Section 16 officers if 50% or more of the participants in all individual account plans of a company are prohibited from engaging in transactions with respect to the company’s equity securities in their plan accounts for more than three consecutive business days, and also require the company to provide its directors and Section 16 officers and the SEC with advance notice of such a blackout.

As a result, although we do not know at this time if 50% or more of Plan participants will actually participate in the Exchange Offer and, thus, whether the Special Blackout will be imposed, we are required to prepare for the possible imposition of a blackout under the terms set forth in this notice. If we determine that fewer than 50% of the Plan participants actually participate in the Exchange Offer, the Special Blackout will not be imposed.

If the Special Blackout is imposed, you will be separately notified and will be prohibited from purchasing, selling or otherwise acquiring or transferring those Lilly Shares or derivative securities (options, puts, calls, straddles, etc.) noted above, whether or not you hold Lilly Shares in any of the Plans and whether or not you participate in the Exchange Offer. This prohibition also will apply to your spouse and minor children, if any, anyone who lives in your household and anyone who is financially dependent on you. If the Special Blackout is imposed, it will not prohibit you from exchanging Lilly Shares for Elanco Shares in the Exchange Offer.

If the Special Blackout is imposed, then, during the blackout period and for a period of two years after the expiration of the blackout period, you may obtain, without charge, information about this notice or about the actual beginning and ending dates of the Special Blackout by contacting me, as follows:

Bronwen Mantlo

Vice President, Deputy General Counsel and Corporate Secretary

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

(317) 276-0515

Important Legal Information

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to exchange Lilly Shares are made only pursuant to the Exchange Offer described in the Prospectus. The Prospectus contains important information that should be read carefully before any decision is made with respect to the Exchange Offer. Such materials have been made available to Lilly’s shareholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov.

Bronwen Mantlo

Vice President, Deputy General Counsel and Corporate Secretary